Exhibit 99.1

AAR REPORTS THIRD QUARTER FISCAL YEAR 2022 RESULTS

•	Third quarter sales of $452 million, up 10% over the prior year

•	Third quarter GAAP diluted earnings per share from continuing operations of $0.63 compared to $0.87 in Q3 FY2021, which included a favorable impact from CARES Act payroll support

•	Adjusted diluted earnings per share from continuing operations of $0.63, up 70% from $0.37 in Q3 FY2021

•	Third quarter cash flow from operating activities from continuing operations of $16 million

WOOD DALE, ILLINOIS (March 22, 2022) — AAR CORP. (NYSE: AIR) today reported third quarter Fiscal Year 2022 consolidated sales of $452.2 million and income from continuing operations of $22.6 million, or $0.63 per diluted share. For the third quarter of the prior year, the Company reported sales of $410.3 million and income from continuing operations of $31.1 million, or $0.87 per diluted share. Our adjusted diluted earnings per share from continuing operations in the third quarter of Fiscal Year 2022 were $0.63 compared to $0.37 in the third quarter of the prior year. The prior year quarter included net pretax adjustments of $23.4 million, or $0.50 per share, primarily related to the exclusion of CARES Act payroll support.

Consolidated third quarter sales increased 10% over the prior year quarter. Our consolidated sales to commercial customers increased 28% over the prior year quarter due to the recovery in the commercial market from the impact of COVID-19. Our consolidated sales to government customers decreased 8% primarily related to the level of program activity and delays in pallet orders in our Mobility business.

Sales to commercial customers were 59% of consolidated sales compared to 51% in the prior year’s quarter primarily reflecting the recovery in the commercial market from the impact of COVID-19.

“During the quarter, we drove continued sequential improvement in our government and commercial businesses. In our government business, we were able to mitigate the impact of the Afghanistan drawdown and in commercial, we saw demand in our parts activities accelerate throughout the quarter as the impact from the Omicron variant subsided. Furthermore, our largest commercial customers remain optimistic about the recovering demand for business and leisure travel and we expect this momentum to continue,” said John M. Holmes, President and Chief Executive Officer of AAR CORP.

Gross profit margins were 17.8% in the current quarter compared to 21.0% in the prior year quarter which included the favorable impact of CARES Act payroll support. Adjusted gross profit margin increased from 16.1% to 17.3%, primarily due to the favorable impact from our actions to reduce costs and improve our operating efficiency.

Selling, general and administrative expenses increased from $44.9 million to $48.9 million mainly due to digital and other investments to support the volume growth. Selling, general and administrative expenses decreased as a percent of sales from 10.9% to 10.8% primarily related to the growth in sales.

Operating margins were 6.7% in the current quarter compared to 9.7% in the prior year quarter which included the favorable impact of CARES Act payroll support. Adjusted operating margin increased from 5.0% to 6.7%, as a result of the actions we took to improve our operating efficiency as well as the recovery in commercial sales. Sequentially, our adjusted operating margin increased from 6.1% in the second quarter to 6.7% in the current quarter primarily due to improved performance across our commercial activities.

During the quarter, we announced a ten-year extension of our component maintenance, repair, and overhaul contract with International Aerospace Management Company (IAMCO), which is responsible for depot-level maintenance for the NATO E-3A AWACS aircraft fleet.

Subsequent to the end of the quarter, we announced an exclusive distribution agreement with Collins Aerospace’s Goodrich De-Icing & Specialty Heating Systems business. Under the agreement, we will provide airlines, business jet and other aircraft operators as well as MROs globally with de-icers and supporting products.

Net interest expense for the quarter was $0.6 million compared to $1.0 million last year. Average diluted share count increased from 35.5 million to 35.7 million in the current year quarter. We also repurchased 0.5 million shares for $20.2 million in conjunction with the $150 million share repurchase program we announced earlier in the quarter.

Cash flow provided by operating activities from continuing operations was $16.2 million during the current quarter. Excluding our accounts receivable financing program, our cash flow provided by operating activities from continuing operations was $18.4 million in the current quarter. At February 28, 2022, our net debt was $63.9 million and our net leverage was 0.43x.

Holmes concluded, “Early in the pandemic, we took a series of actions to better position the Company for margin improvement as the industry recovered. We have now delivered our sixth straight quarter of adjusted operating margin expansion and our margins are exceeding pre-pandemic levels. We are extremely proud of this progress particularly since we have not yet seen a complete recovery in commercial sales. We expect our improved operating performance combined with the strength of our balance sheet to allow us to continue generating shareholder value by investing in our parts, MRO and government activities, pursuing strategic M&A, and returning capital to shareholders.”

Conference Call Information

AAR will hold its quarterly conference call at 3:45 p.m. CT on March 22, 2022. The conference call can be accessed by calling 866-802-4322 from inside the U.S. or +1-703-639-1319 from outside the U.S. A replay of the conference call will also be available by calling 855-859-2056 from inside the U.S. or +1-404-537-3406 from outside the U.S. (access code 2031289). The replay will be available from 7:15 p.m. CT on March 22, 2022 until 10:59 p.m. CT on March 29, 2022.

About AAR

AAR is a global aerospace and defense aftermarket solutions company with operations in over 20 countries. Headquartered in the Chicago area, AAR supports commercial and government customers through two operating segments: Aviation Services and Expeditionary Services. AAR’s Aviation Services include parts supply; OEM solutions; integrated solutions; maintenance, repair, overhaul; and engineering. AAR’s Expeditionary Services include mobility systems operations. Additional information can be found at www.aarcorp.com.

Contact: Dylan Wolin – Vice President, Strategic & Corporate Development and Treasurer | (630) 227-2017 | dylan.wolin@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, which reflect management’s expectations about future conditions, including but not limited to (i) the optimism about the recovering demand for business and leisure travel, (ii) our expectation that this momentum will continue, (iii) our continued actions to better position the company for margin improvement as the industry recovers, (iv) our expectation of seeing a continued recovery in commercial sales, and (v) our expectation that our improved operating performance combined with the strength of our balance sheet will allow us to continue to generate shareholder value by investing in our parts, MRO and government activities, pursuing strategic M&A, and returning capital to shareholders.

Forward-looking statements often address our expected future operating and financial performance and financial condition, or sustainability targets, goals, commitments, and other business plans, and often may also be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms.

These forward-looking statements are based on the beliefs of Company management, as well as assumptions and estimates based on information available to the Company as of the dates such assumptions and estimates are made, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors, including: (i) factors that adversely affect the commercial aviation industry; (ii) the continued impact of the COVID-19 pandemic on air travel, worldwide commercial activity and our and our customers’ ability to source parts and components; (iii) a reduction in the level of sales to the branches, agencies and departments of the U.S. government and their contractors (which were 44.7% of total sales in fiscal 2021); (iv) non-compliance with laws and regulations relating to the formation, administration and performance of our U.S. government contracts; (v) cost overruns and losses on fixed-price contracts; (vi) nonperformance by subcontractors or suppliers; (vii) changes in or non-compliance with laws and regulations that may affect certain of our aviation and government and defense related activities that are subject to licensing, certification and other regulatory requirements imposed by the FAA, the U.S. State Department and other regulatory agencies, both domestic and foreign; (viii) a reduction in outsourcing of maintenance activity by airlines; (ix) a shortage of the skilled personnel on whom we depend to operate our business, or work stoppages; (x) competition from other companies, including original equipment manufacturers, some of which have greater financial resources than we do; (xi) financial and operational risks arising as a result of operating internationally; (xii) inability to integrate acquisitions effectively and execute our operational and financial plan related to the acquisitions; (xiii) inability to recover our costs due to fluctuations in market values for aviation products and equipment caused by various factors, including reductions in air travel, airline bankruptcies, consolidations and fleet reductions; (xiv) asset impairment charges we may be required to recognize to reflect the non-recoverability of our assets or lowered expectations regarding businesses we have acquired; (xv) limitations on our ability to access the debt and equity capital markets or to draw down funds under loan agreements; (xvi) non-compliance with restrictive and financial covenants contained in certain of our loan agreements, and government funding received under the CARES Act; (xvii) restrictions on paying, or failure to maintain or pay dividends; (xviii) exposure to product liability and property claims that may be in excess of our liability insurance coverage; (xix) threats to our systems technology from equipment failures’ cyber and other security y breaches or other disruptions; (xx) the costs of compliance, and liability for non-compliance, with environmental regulations, including future requirements regarding climate change; and (xxi) a need to make significant capital expenditures to keep pace with technological developments in our industry. Should one or more of those risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described. Those events and uncertainties are difficult or impossible to predict accurately and many are beyond our control.

For a discussion of these and other risks and uncertainties, refer to our Annual Report on Form 10-K, Part I, “Item 1A, Risk Factors” and our Quarterly Reports on Form 10-Q. These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control. The risks described in these reports are not the only risks we face, as additional risks and uncertainties are not currently known or foreseeable or impossible to predict accurately or risks that are beyond the Company’s control or deemed immaterial may materially adversely affect our business, financial condition or results of operations in future periods. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

AAR CORP. and Subsidiaries

Condensed Consolidated Statements of Income	Three Months Ended February 28,		Nine Months Ended February 28,
(In millions except per share data - unaudited)	2022	2021	2022	2021
Sales	$452.2	$410.3	$1,343.9	$1,214.7
Cost and expenses:
Cost of sales	371.8	324.3	1,120.5	1,010.6
Provision for doubtful accounts	0.1	1.4	0.9	5.8
Selling, general and administrative	48.9	44.9	145.3	133.6
Loss from joint ventures	(1.1)	––	(1.7)	(0.2)

Operating income	30.3	39.7	75.5	64.5
Loss on sale of business	––	––	(1.3)	(19.5)
Interest expense, net	(0.6)	(1.0)	(1.7)	(3.9)
Other income, net	1.1	4.4	2.1	3.9

Income from continuing operations before income tax expense	30.8	43.1	74.6	45.0
Income tax expense	8.2	12.0	20.0	13.4
Income from continuing operations	22.6	31.1	54.6	31.6
Income (Loss) from discontinued operations	(0.1)	(3.0)	0.2	(9.8)
Net income	$22.5	$28.1	$54.8	$21.8

Earnings per share – Basic:
Earnings from continuing operations	$0.64	$0.88	$1.54	$0.90
Income (Loss) from discontinued operations	––	(0.09)	0.01	(0.28)
Earnings per share – Basic	$0.64	$0.79	$1.55	$0.62

Earnings per share – Diluted:
Earnings from continuing operations	$0.63	$0.87	$1.52	$0.89
Income (Loss) from discontinued operations	––	(0.08)	0.01	(0.28)
Earnings per share – Diluted	$0.63	$0.79	$1.53	$0.61

Share Data:
Weighted average shares outstanding – Basic	35.1	35.0	35.3	35.0
Weighted average shares outstanding – Diluted	35.7	35.5	35.8	35.2

AAR CORP. and Subsidiaries

Condensed Consolidated Balance Sheets	February 28, 2022	May 31, 2021
(In millions)	(unaudited)
ASSETS
Cash and cash equivalents	$40.6	$51.8
Restricted cash	2.4	8.4
Accounts receivable, net	209.3	166.7
Contract assets	68.8	71.9
Inventories, net	535.2	540.6
Rotable assets and equipment on or available for lease	53.6	50.4
Assets of discontinued operations	17.0	19.5
Other current assets	50.3	27.7
Total current assets	977.2	937.0
Property, plant, and equipment, net	106.9	120.0
Operating lease right-of-use assets, net	73.2	75.8
Goodwill and intangible assets, net	121.0	123.8
Rotable assets supporting long-term programs	171.1	184.3
Other non-current assets	102.6	98.8
Total assets	$1,552.0	$1,539.7

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$325.0	$301.4
Liabilities of discontinued operations	18.1	35.4
Total current liabilities	343.1	336.8
Long-term debt	103.3	133.7
Operating lease liabilities	57.9	59.9
Other liabilities and deferred income	30.0	34.9
Total liabilities	534.3	565.3
Equity	1,017.7	974.4
Total liabilities and equity	1,552.0	$1,539.7

AAR CORP. and Subsidiaries

Condensed Consolidated Statements of Cash Flows	Three Months Ended February 28,		Nine Months Ended February 28,
(In millions – unaudited)	2022	2021	2022	2021
Cash flows provided from operating activities:
Net income	$22.5	$28.1	$54.8	$21.8
Loss (Income) from discontinued operations	0.1	3.0	(0.2)	9.8
Income from continuing operations	22.6	31.1	54.6	31.6
Adjustments to reconcile income from continuing operations to net cash provided from operating activities
Depreciation and intangible amortization	7.7	8.9	25.5	27.1
Amortization of stock-based compensation	1.1	2.3	5.8	6.8
Provision for doubtful accounts	0.1	1.4	0.9	5.8
Loss on sale of business	––	––	1.3	19.5
Contract termination and restructuring costs	––	––	––	2.2
Impairment charges	––	––	2.9	7.0
Changes in certain assets and liabilities:
Accounts receivable	(17.9)	(17.7)	(44.1)	(22.5)
Contract assets	(0.3)	(9.3)	2.9	(16.8)
Inventories	(3.4)	21.0	4.6	51.2
Prepaid expenses and other current assets	(14.0)	10.0	(22.7)	46.7
Accounts payable and accrued liabilities	18.6	(3.7)	17.2	5.3
Payroll Support Program deferred credit	––	(23.6)	––	––
Deferred revenue on long-term programs	1.8	(12.2)	2.5	(72.6)
Other	(0.1)	9.4	(1.8)	(6.3)
Net cash provided from operating activities – continuing operations	16.2	17.6	49.6	85.0
Net cash used in operating activities – discontinued operations	(0.3)	(0.5)	(14.5)	(2.4)
Net cash provided from operating activities	15.9	17.1	35.1	82.6

Cash flows provided from (used in) investing activities:
Property, plant and equipment expenditures	(4.2)	(2.6)	(10.2)	(8.6)
Proceeds from termination of life insurance policies	––	––	––	10.0
Other	––	(0.7)	3.3	0.9
Net cash provided from (used in) investing activities	(4.2)	(3.3)	(6.9)	2.3

Cash flows used in financing activities:
Repayments on borrowings, net	––	(15.0)	(29.7)	(396.3)
Purchase of treasury stock	(20.2)	––	(20.2)	––
Other	5.0	0.7	4.6	(0.9)
Net cash used in financing activities	(15.2)	(14.3)	(45.3)	(397.2)
Effect of exchange rate changes on cash	0.1	0.1	(0.1)	0.2
Increase (Decrease) in cash and cash equivalents	(3.4)	(0.4)	(17.2)	(312.1)
Cash, cash equivalents, and restricted cash at beginning of period	46.4	113.0	60.2	424.7
Cash, cash equivalents, and restricted cash at end of period	$43.0	$112.6	$43.0	$112.6

AAR CORP. and Subsidiaries

Sales By Business Segment	Three Months Ended February 28,		Nine Months Ended February 28,
(In millions - unaudited)	2022	2021	2022	2021
Aviation Services	$438.0	$389.7	$1,292.9	$1,138.3
Expeditionary Services	14.2	20.6	51.0	76.4
	$452.2	$410.3	$1,343.9	$1,214.7

Gross Profit by Business Segment	Three Months Ended February 28,		Nine Months Ended February 28,
(In millions- unaudited)	2022	2021	2022	2021
Aviation Services	$77.9	$82.5	$212.8	$193.9
Expeditionary Services	2.5	3.5	10.6	10.2
	$80.4	$86.0	$223.4	$204.1

Adjusted income from continuing operations, adjusted diluted earnings per share from continuing operations, adjusted sales, adjusted cost of sales, adjusted gross profit margin, adjusted operating margin, adjusted cash provided by operating activities from continuing operations, adjusted EBITDA, and net debt are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We believe these non-GAAP financial measures are relevant and useful for investors as they illustrate our actual operating performance unaffected by the impact of certain items. When reviewed in conjunction with our GAAP results and the accompanying reconciliations, we believe these non-GAAP financial measures provide additional information that is useful to gain an understanding of the factors and trends affecting our business and provide a means by which to compare our operating performance against that of other companies in the industries we compete. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Adjusted EBITDA is income from continuing operations before interest income (expense), other income (expense), income taxes, depreciation and amortization, stock-based compensation and items of an unusual nature including but not limited to business divestitures, workforce actions, subsidies and costs, impairment and exit charges, facility consolidation and repositioning costs, investigation and remediation compliance costs, purchase accounting settlements, and significant customer events such as early terminations, contract restructurings, forward loss provisions and bankruptcies.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile the above mentioned non-GAAP financial measures to the most directly comparable GAAP financial measures:

Adjusted Income from Continuing Operations (a)	Three Months Ended February 28,		Nine Months Ended February 28,
(In millions - unaudited)	2022	2021	2022	2021
Income from continuing operations	$22.6	$31.1	$54.6	$31.6
Investigation and remediation compliance costs	1.2	0.2	1.9	3.3
Loss on sale of business	––	––	1.0	14.8
Contract termination/restructuring costs and loss provisions, net	(0.8)	2.9	0.9	8.0
Customer bankruptcy and credit charges	––	0.8	0.7	1.9
Asset impairment and exit charges	0.4	––	2.6	5.4
Government COVID-related subsidies	(0.8)	(18.8)	(2.9)	(41.4)
Facility consolidation and repositioning costs	––	––	0.2	1.8
Severance, furlough and pension settlement charges	0.7	0.1	1.9	7.0
Gain on settlement of purchase accounting liabilities	(0.8)	––	(0.8)	––
Recognition of foreign currency translation adjustments	––	––	0.2	––
Gain on legal settlement	––	(3.3)	––	(3.3)
Strategic financing evaluation costs	––	––	––	0.8
Adjusted income from continuing operations	$22.5	$13.0	$60.3	$29.9
(a)	All adjustments are presented net of applicable income taxes.

Adjusted Diluted Earnings per Share from Continuing Operations (a)	Three Months Ended February 28,		Nine Months Ended February 28,
(In millions - unaudited)	2022	2021	2022	2021
Diluted earnings per share from continuing operations	$0.63	$0.87	$1.52	$0.89
Investigation and remediation compliance costs	0.03	0.01	0.05	0.10
Loss on sale of business	––	––	0.03	0.42
Contract termination/restructuring costs and loss provisions, net	(0.02)	0.08	0.03	0.23
Customer bankruptcy and credit charges	––	0.02	0.02	0.05
Asset impairment and exit charges	0.01	––	0.07	0.15
Government COVID-related subsidies	(0.02)	(0.53)	(0.08)	(1.18)
Facility consolidation and repositioning costs	––	––	0.01	0.05
Severance, furlough and pension settlement charges	0.02	0.01	0.05	0.20
Gain on settlement of purchase accounting liabilities	(0.02)	––	(0.02)	––
Gain on legal settlement	––	(0.09)	––	(0.09)
Strategic financing evaluation costs	––	––	––	0.02
Adjusted diluted earnings per share from continuing operations	$0.63	$0.37	$1.68	$0.84
(a)	All adjustments are presented net of applicable income taxes.

	Three Months Ended
Adjusted Gross Profit Margin (In millions - unaudited)	February 28, 2022	November 30, 2021	February 28, 2021	February 29, 2020
Sales	$452.2	$436.6	$410.3	$553.1
Contract termination/restructuring costs, net	(0.2)	(2.5)	1.5	9.8
Adjusted sales	$452.0	$434.1	$411.8	$562.9

Cost of sales	$371.8	$358.2	$324.3	$487.8
Contract termination/restructuring costs and loss provisions, net	0.9	1.9	(2.5)	(14.9)
Government COVID-related subsidies, net	0.9	2.5	24.0	––
Facility consolidation and repositioning costs	––	(0.1)	––	––
Asset impairment charges	––	(0.6)	––	––
Severance and furlough costs	––	(0.5)	(0.1)	(0.1)
Adjusted cost of sales	$373.6	$361.4	$345.7	$472.8

Adjusted gross profit margin	17.3%	16.7%	16.1%	16.0%

Adjusted Operating Margin (In millions - unaudited)	Three Months Ended
	February 28, 2022	November 30, 2021	February 28, 2021	February 29, 2020
Adjusted sales	$452.0	$434.1	$411.8	$562.9

Operating income	$30.3	$30.1	$39.7	$5.3
Investigation and remediation costs	1.6	0.8	0.3	2.7
Contract termination/restructuring costs and loss provisions, net	(1.1)	(4.4)	4.0	24.7
Customer bankruptcy and credit charges	––	1.0	1.0	––
Government COVID-related subsidies	(1.0)	(2.5)	(24.6)	––
Facility consolidation and repositioning costs	––	0.1	––	––
Asset impairment and exit charges	0.5	0.6	––	––
Severance and furlough costs	0.2	0.8	0.1	0.5
Adjusted operating income	$30.5	$26.5	$20.5	$33.2

Adjusted operating margin	6.7%	6.1%	5.0%	5.9%

Adjusted Cash Provided by Operating Activities from Continuing Operations (In millions - unaudited)	Three Months Ended February 28,		Nine Months Ended February 28,
	2022	2021	2022	2021
Cash provided by operating activities from continuing operations	$16.2	$17.6	$49.6	$85.0
Amounts outstanding on accounts receivable financing program:
Beginning of period	20.2	48.9	38.6	74.3
End of period	(18.0)	(48.4)	(18.0)	(48.4)
Adjusted cash provided by operating activities from continuing operations	$18.4	$18.1	$70.2	$110.9

Adjusted EBITDA (In millions - unaudited)	Three Months Ended February 28,		Nine Months Ended February 28,		Year Ended May 31,
	2022	2021	2022	2021	2021
Net income	$22.5	$28.1	$54.8	$21.8	$35.8
Loss (Income) from discontinued operations	0.1	3.0	(0.2)	9.8	10.5
Income tax expense	8.2	12.0	20.0	13.4	18.2
Other income, net	(1.1)	(4.4)	(2.1)	(3.9)	(4.3)
Interest expense, net	0.6	1.0	1.7	3.9	4.8
Depreciation and intangible amortization	7.7	8.9	25.5	27.1	36.3
Investigation and remediation compliance costs	1.6	0.3	2.6	4.4	4.4
Loss on sale of business	––	––	1.3	19.5	20.2
Asset impairment and exit charges	0.5	––	3.4	7.0	7.0
Contract termination/restructuring costs and loss provisions, net	(1.1)	4.0	1.2	10.7	9.3
Customer bankruptcy and credit charges	––	1.0	1.0	2.5	4.9
Government COVID-related subsidies, net	(1.0)	(24.6)	(3.8)	(54.4)	(56.2)
Facility consolidation and repositioning costs	––	––	0.2	2.4	4.5
Severance and furlough costs	0.2	0.1	1.9	8.3	9.0
Strategic financing evaluation costs	––	––	––	1.0	1.0
Stock-based compensation	1.1	2.3	5.8	6.8	9.2
Adjusted EBITDA	$39.3	$31.7	$113.3	$80.3	$114.6

Net Debt (In millions- unaudited)	February 28, 2022	February 28, 2021
Total debt	$104.5	$207.6
Less: Cash and cash equivalents	(40.6)	(99.2)
Net debt	$63.9	$108.4

Net Debt to Adjusted EBITDA (In millions - unaudited)
Adjusted EBITDA for the year ended May 31, 2021	$114.6
Less: Adjusted EBITDA for the nine months ended February 28, 2021	(80.3)
Plus: Adjusted EBITDA for the nine months ended February 28, 2022	113.3
Adjusted EBITDA for the twelve months ended February 28, 2022	$147.6
Net debt at February 28, 2022	$63.9
Net debt to Adjusted EBITDA	0.43